UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K


                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                 April 15, 1999
                                (Date of earliest
                                 event reported)




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




      PENNSYLVANIA                 1-1401               23-0970240
     (State or other            (Commission           (IRS Employer
     jurisdiction of            file number)          Identification
      incorporation)                                     Number)




     230l Market Street, Philadelphia, Pennsylvania        19101
       (Address of principal executive offices)          (Zip Code)




               Registrant's telephone number, including area code:
                                 (215) 841-4000

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Item 5.  Other Events
The matters discussed in this Report include forward-looking statements. The Company's current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including timing of plant restart, plant operating conditions, execution of a definitive agreement and power market prices. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

On April 15, 1999, AmerGen Energy Company, LLC (AmerGen), the joint venture between PECO Energy Company (the Company) and British Energy, Inc. (British Energy), announced an interim agreement to purchase the Clinton Nuclear Power Station (Clinton) from Illinois Power (IP), a subsidiary of Illinova Corporation. In addition, the Company and IP have amended the January 15, 1998 Management Agreement, providing for the provision of certain management services by the Company to IP in support of Clinton's outage recovery efforts and operations.

Sale of Clinton Power Station
Pursuant to the execution of a Definitive Agreement and regulatory approvals, at closing, AmerGen will pay IP $20.0 million for Clinton including all IP equipment and nuclear fuel. Closing is anticipated by year-end 1999.

IP will provide sufficient funds to decommission Clinton at the expected end of license life on the basis of the current decommissioning cost estimates. At closing, IP will transfer to AmerGen its existing Clinton decommissioning fund, expected to be approximately $95 million at the end of 1999, and beginning one year after closing, IP will make six annual payments of $30 million toward future decommissioning.

The parties prefer that IP transfer the decommissioning funds to AmerGen at closing so that responsibility and ownership of the funds would be with the owner of Clinton. This alternative may require changes to the current tax laws and regulations relating to such funds or IRS rulings. The parties will work together to bring about such changes and to obtain such rulings to accomplish the transfer of the funds in the most efficient manner.

AmerGen and IP will also enter into a Power Purchase Agreement (PPA) providing for IP's purchase of 75% of the energy produced at Clinton from closing through December 31, 2004. AmerGen expects to sell the energy produced by Clinton in the wholesale market beyond 2004.

The Definitive Agreement will contain provisions which make the closing subject to a condition that Clinton has returned to service from its current outage prior to January 1, 2000. Closing will also be subject to, among other things, receipt of all necessary federal, state and local regulatory approvals.

AmerGen will recognize the unions which currently represent employees at Clinton and will adopt pension and other employee benefit plans and arrangements for Clinton employees which will provide substantially similar benefits to IP's plans and programs in effect as of the date of closing.

Amended Management Agreement
Under the Amended Management Agreement, effective April 1, 1999, the Company will be responsible for the payment of all direct operating and maintenance (O&M) costs and direct capital costs incurred by IP and allocable to the operation of Clinton. Current estimates of these costs average $18 million per month in 1999. IP will continue to pay indirect costs such as pension benefits, payroll taxes and property taxes. Following restart of Clinton, and through December 31, 1999, the Company will sell 80% of the output of Clinton to IP under a PPA. The remaining output will be sold by the Company in the wholesale market. Under a separate agreement with the Company, British Energy has agreed to share 50% of the costs and revenues associated with the Amended Management Agreement.

Based on Clinton's current restart schedule, the Company expects both the Amended Management Agreement and the Clinton Purchase Agreement to be acretive to earnings.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                               PECO ENERGY COMPANY


                                               \S\ Jean H. Gibson
                                               -----------------------
                                               Vice President & Controller

April 15, 1999